EXHIBIT 99.1

Ibis Technology Announces First Quarter 2004 Results

    DANVERS, Mass.--(BUSINESS WIRE)--April 21, 2004--Ibis Technology Corporation (Nasdaq NM: IBIS), a leading provider of SIMOX-SOI implantation equipment and SIMOX-SOI wafers to the worldwide semiconductor industry, today announced its financial results for the first quarter ended March 31, 2004.
    Total revenues for the quarter were $2.1 million, up 62 percent compared to $1.3 million in the preceding quarter, and up 46 percent compared to $1.4 million in the first quarter of 2003.
    Net loss for the 2004 first quarter was $3.5 million, or $0.33 per share, compared to a net loss of $15.2 million, or $1.46 per share, in the preceding quarter, which includes an impairment charge of $11.1 million related to the company's 200 mm and smaller SIMOX wafer production line. Net loss in the preceding quarter excluding the impairment charge was $4.1 million, or $0.39 per share. The net loss amount, excluding the effect of the impairment charge, is provided to show what net loss from operations would have been absent this charge, which the company considers to be a special item. The net loss in the first quarter of 2003 was $4.3 million, or $0.45 per share.
    "In the first quarter we received an order from a leading silicon wafer manufacturer for an i2000 implanter, with an option to purchase a second implanter, which we believe is one of the most notable events to take place in Ibis' history," said Martin J. Reid, president and chief executive officer of Ibis Technology Corporation. "The fact that the customer is a leading silicon wafer manufacturer is most noteworthy because prior to the receipt of this order, most of our implanter sales have been made to a leading semiconductor chip manufacturer primarily for research, process development and small-scale wafer production."
    "We have frequently stated that we believe when it comes to producing large volumes of SIMOX-SOI wafers for mass production, it will be the wafer manufacturers who become the primary suppliers of SIMOX-SOI wafers to the chipmaking industry, and we believe that this order from a leading wafer manufacturer indicates that our SIMOX-SOI technology has taken another step forward in the marketplace," said Reid.
    Ibis recently achieved customer acceptance of the i2000 implanter at Ibis' facility and expects to ship this system in the second quarter of 2004. Revenue recognition for this implanter order will be based on final customer acceptance at the customer's facility, the timing of which may vary depending on a number of factors. As a result, Ibis cannot provide any guarantees with respect to when it will recognize revenue on this transaction or if the option for a second implanter will be exercised.
    The i2000 implanter is designed to be a high-throughput, high-volume production tool for manufacturing 200- and 300-millimeter SIMOX-SOI wafers. The i2000 implanter's flexibility, automation and operator-friendly controls allow this tool to produce a wide span of SIMOX-SOI wafer products, including the company's Advantox(R) MLD and Advantox MLD-UT wafers.

    Corporate Outlook

    Commenting on the company's future outlook, Reid said, "We currently expect wafer sales in the second quarter of 2004 to be in the range of $1 million to $3 million as we continue to provide SIMOX-SOI wafers to chipmakers and wafer suppliers, including for evaluation and low volume production needs. However, our emphasis remains focused on further development of our implanter business. We also anticipate receiving orders for one or two more i2000 implanters this year and believe that the adoption rate of SOI technology will increase next year."

    Teleconference and Simultaneous Webcast

    Ibis will host a teleconference to discuss its first quarter results and outlook for the future on April 21, 2004 at 5:00 p.m. ET. The dial-in number to listen to the conference call is 719-457-2621. A live webcast of the conference call will be available at the Ibis Technology website at www.ibis.com or at www.streetevents.com. A replay of the call will be available on these websites for approximately one week.

    About Ibis Technology

    Ibis Technology Corporation is a leading provider of oxygen implanters for the production of SIMOX-SOI (Separation-by-Implantation-of-Oxygen Silicon-On-Insulator) wafers for the worldwide semiconductor industry. The company is also a leading producer of SIMOX-SOI wafers. Headquartered in Danvers, Massachusetts, the company maintains an additional office in Aptos, California. Ibis Technology is traded on the Nasdaq National Market under the symbol IBIS. Information about Ibis Technology Corporation and SIMOX-SOI is available on Ibis' web site at www.ibis.com.

    "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

    This release contains express or implied forward-looking statements regarding, among other things, (i) customer interest in and demand for, and market acceptance of, the Company's SIMOX-SOI technology, (ii) the company's belief that wafer manufacturers will become the primary suppliers of SIMOX-SOI wafers to the chipmaking industry, (iii) the throughput and production capacity of the i2000 implanter for manufacturing 200- and 300-mm SIMOX-SOI wafers (iv) the expected shipment of an i2000 implanter in the second quarter of 2004,
(v) the timing and likelihood of revenue recognition on orders for the company's implanters, (vi) expected quarterly wafer sales and their volatility, (vii) the company's plan to focus on supplying implanters to wafer manufacturers, (viii) the company's expectations regarding future orders for i2000 implanters, and (ix) and the adoption rate of SOI technology. Such statements are neither promises nor guarantees but rather are subject to risks and uncertainties, which could cause actual results to differ materially from those, described in the forward-looking statements. Such risks and uncertainties include, but are not limited to, future continued migration to SOI technology and, market acceptance of SIMOX, the level of demand for the company's products, the company's ability to pursue, and maintain, further strategic relationships, partnerships and alliances with third parties, the company's ability to protect its proprietary technology, the potential trends in the semiconductor industry generally, the ease with which the i2000 can be installed and qualified in fabrication facilities, the likelihood that implanters, if ordered, will be qualified and accepted by customers, the likelihood and timing of revenue recognition on such transactions, the impact of competitive products, technologies and pricing, the impact of rapidly changing technology, the possibility of further asset impairment and resulting charges, equipment capacity and supply constraints or difficulties, the company's limited history in selling implanters, general economic conditions, and other risks and uncertainties described in the company's Securities and Exchange Commission filings from time to time, including but not limited to, the company's Annual Report on Form 10-K for the year ended December 31, 2003. All information set forth in this press release is as of April 21, 2004, and Ibis undertakes no duty to update this information unless required by law.

    --  Financial Tables Follow --

                      Ibis Technology Corporation
                  Condensed Statements of Operations
                              (Unaudited)

                                                  First Quarter Ended
                                                        March 31,
                                                    2004         2003

Product sales                                $ 1,849,000  $   676,000
Contract and other revenue                        90,000      498,000
Equipment revenue                                118,000      234,000
  Total revenue                                2,057,000    1,408,000
Cost of product sales                          3,256,000    2,874,000
Cost of contract and other revenue                 7,000       18,000
Cost of equipment revenue                        327,000      120,000
  Gross profit                                (1,533,000)  (1,604,000)
General & administrative                         631,000      619,000
Marketing & sales                                341,000      354,000
Research & development                           985,000    1,736,000
  Loss from operations                        (3,490,000)  (4,313,000)
Other income                                       9,000       27,000
Net loss                                     $(3,481,000) $(4,286,000)
Net loss per share
  Basic                                      $     (0.33) $     (0.45)
  Diluted                                    $     (0.33) $     (0.45)
Weighted average number of shares
 used in per share calculation
  Basic                                       10,651,316    9,474,940
  Diluted                                     10,651,316    9,474,940


                       Condensed Balance Sheets
                                             (Unaudited)     (Audited)
                                               March 31,  December 31,
                                                   2004          2003
Assets
Current assets:
  Cash and cash equivalents                  $14,651,000  $14,175,000
  Accounts receivable                            641,000      124,000
   Unbilled Revenue                                    -      529,000
  Inventories                                  5,061,000    1,758,000
  Other current assets                           404,000      247,000
       Current assets                         20,757,000   16,833,000
Property and equipment                        12,252,000   16,841,000
Other assets                                   1,600,000    1,669,000
       Total assets                          $34,609,000  $35,343,000
Liabilities and Stockholders' Equity
Current liabilities:
  Capital lease obligation, current          $   810,000  $ 1,184,000
  Accounts payable and other current
   liabilities                                 3,528,000    3,042,000
  Deferred revenue                             2,632,000            -
       Current liabilities                     6,970,000    4,226,000
  Capital lease obligation, long-term                  -            -
  Stockholders' equity                        27,639,000   31,117,000
  Total liabilities and stockholders' equity $34,609,000  $35,343,000


    CONTACT: Ibis Technology Corporation
             Martin J. Reid, 978-777-4247
             or
             IR Agency For Ibis Technology
             Bill Monigle, 603-424-1184